Westminster Securities Corporation

Member New York Stock Exchange

December 20, 2002

Mr. Howard Leventhal
Chairman and CEO
Stealth Medialabs, Inc.
1475 Commercial Avenue #11
Richmond, Illinois 60071

Re: Engagement Agreement

Dear Howard:

         This agreement (“Agreement”) is made and entered into this 16th day of December, 2002 between Stealth Medialabs, Inc. a Nevada corporation (the “Company”), and Westminster Securities Corporation, a registered broker/dealer (“Westminster”). Pursuant to this Agreement, Westminster will provide services to the Company as set forth below:

         1. Purpose

         Based on the terms set forth in this Agreement, the Company hereby retains Westminster on an exclusive basis during the Engagement Period (as defined herein) to provide various capital markets services (” Capital Markets Services or Services”) as set forth herein. It is understood and acknowledged by the parties that the value of Westminster’s advice is not measurable in any quantitative manner, and that Westminster shall not be obligated to spend any specific amount of time performing duties hereunder.

         2. Engagement Period

         This Agreement shall commence on December 17th, 2002 and terminate on December 17th , 2003 (the “Engagement Period”) unless extended by mutual written agreement of Westminster and the Company or earlier terminated as provided for in sections 12 or 15(b) hereof.

         3. Services

         Westminster may assist the Company by performing the various Services that are listed below. In connection with Westminster providing such Capital Markets Services to the Company, the Company shall provide Westminster with any information that Westminster deems appropriate. The Company hereby acknowledges that Westminster will be using and relying on said information without independent verification and that Westminster assumes no responsibility for the accuracy and completeness of any information provided to it by the Company. In performance of these duties, Westminster shall provide the Company with the benefits of its commercially reasonable judgment and efforts.

         Westminster will provide the Company with the Services and compensation (‘Compensation”) set forth below:

         (A) Sales and Trading Services;

(1)	Advise the Company on market making;
(2)	Advise Company on other market makers;
(3)	Advise Company on Company stock distribution;
(4)	Advise and assist in block share transactions;
(5)	Provide sales/trading advice for Company, GCH and S-8;
(6)	Provide sales/trading advice on Company’s SB2 investors and shares;
(7)	Advise company on Rule 144 matters;
(8)	Advise and assist Company on transfer agency matters;
(9)	Advise CFO, CEO and securities counsel on sales/trading matters;
(10)	Advise Company on shareholder value strategy.

         (B) Compensation

         The Company shall pay Westminster as follows:

(1)	Upon execution of this Agreement, the Company shall pay Westminster 350,000 shares of Company common stock

(2)

Additionally, the Company shall issue Westminster warrants (“Warrants”) to purchase 175,000 shares of common stock of the Company which shall be exercisable for a period of five years at an exercise price of $ ..50 per share. The Warrants shall contain customary terms, including, but not limited to, demand and piggyback registration rights, anti-dilution (as defined in the warrant agreement) and a cashless exercise price.

(3)

The shares and warrants issued to Westminster hereunder shall be registered with the Securities and Exchange Commission in an SB2 registration statement to file on or before February 1, 2002 or as soon thereafter as possible by the Company.

         4. Additional Services

Should the Company desire Westminster to provide any service(s) not listed above, the Company and Westminster shall enter into an additional engagement agreement (“Additional Services Agreement”) to be executed by the parties hereto at the commencement of the additional Service(s) to be rendered by Westminster. Such Additional Services Agreement will set forth additional fees, common stock and/or warrants for any and all services performed or to be performed by Westminster at the request of the Company that are not specifically included in the engagement as provided for in Section 3 of this Agreement. Such additional fees shall be customary and mutually agreeable and shall be paid in full by the Company on or before the 1st day of each month after which the Company receives an invoice from Westminster.

         5. Westminster’s Rights to Participate in Future Offerings of the Company.

         The Company hereby grants to Westminster a right of first refusal to act as placement agent or managing underwriter, as appropriate, during this engagement and in any subsequent private placement or public offering of the Company’s securities for a period of twelve months (12) following the termination of the Engagement Period. Westminster shall not be obligated to act as placement agent or managing underwriter with respect to any such transaction. Any such subsequent public offering or private placement shall be subject to an additional engagement agreement executed by the parties hereto at the commencement of services to be provided by Westminster.

         6. Merger/Acquisition Services.

         During the Engagement Period, Westminster shall have the right of first refusal to provide merger/acquisition advisory services to the Company. Westminster’s role and specific compensation with respect to the Company’s consummation of an acquisition of assets, merger or other similar business combination with another business (a “Business Combination”) or in assisting in an arrangement in a different form than as set forth herein, such as contracts, licensing, ventures or other business transaction (Business Transactions”) during the Engagement Period shall be set forth in an additional engagement letter to be executed by the parties hereto at the commencement of services rendered by Westminster for the Business Combination or Business Transaction. If the Company consummates a Business Combination or Business Transaction during the Engagement Period, then Westminster shall receive mutually agreed upon fees and other forms of compensation as are customarily received by investment bankers in similar transactions. This may include fees for such Business Combination, Business Transactions, financing fees and/or fees for fairness opinion.

         7. Expenses.

         The Company shall reimburse Westminster for any and all reasonable out-of-pocket expenses incurred in connection with services provided to the Company under this Agreement including, but not limited to travel, legal fees, printing, and other expenses, incurred in connection with Westminster’s providing the services stated or contemplated herein. Westminster will not bear any of the Company’s legal, accounting, printing or other expenses in connection with any transaction considered or consummated hereby. It also is understood that neither Westminster, nor the directors, employees and agents of Westminster, will be responsible for any fees or commissions payable to any finder or to any other financial or other advisor utilized or retained by the Company. With the exception of out of pocket expenses, Westminster shall obtain prior approval from the Company. All expenses billed by Westminster to the Company will be invoice to the Company and reimbursed on a monthly basis within ten days of receipt. Upon execution of this Agreement, the Company will deposit $2,000 with Westminster as a deposit for out of pocket expenses.

         8. Relationships with Others; Confidential Information.

         The Company acknowledges that Westminster or its affiliates are in the business of providing investment banking, financial advisory and consulting services to others, including UTEK Corporation. Nothing contained herein shall be construed to limit or restrict Westminster in conducting such business with respect to others, or in rendering such advice to others including investors in Stealth Medialabs, Inc. In connection with the rendering of services hereunder, Westminster has been or will be furnished with confidential information concerning the Company including, but not limited to, financial statements and information, cost and expense data, production data, trade secrets, marketing and customer data, and such other information not generally obtained from public or published information or trade sources. Such information shall be deemed “Confidential Material” and, except as specifically provided herein, shall not be disclosed by Westminster (except as used by Westminster to perform services as contemplated by this Agreement) without prior written consent of the Company. In the event it is required by applicable law or legal process to disclose any of the Confidential Material, it is agreed that Westminster will deliver to the Company prompt notice of such requirement prior to disclosure of same so as to permit the Company an opportunity to seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order or receipt of written waiver, Westminster is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, Westminster may do so without liability hereunder provided that notice of such prospective disclosure is delivered to the Company prior to actual disclosure. Following the termination of this Agreement and a written request by the Company, Westminster shall deliver to the Company all Confidential Material. This Section shall survive the termination of this Agreement.

         9. Limitation Upon the Use of Advice and Services.

(a)

The Company acknowledges that the advice (written or oral) rendered by Westminster pursuant to this Agreement is intended solely for the benefit and use of the Company in considering the matters to which this agreement relates, and the Company agrees that such advice shall not be disclosed publicly or made available to third parties without the prior written consent of Westminster. Westminster may utilize the fact of its engagement hereunder in its normal tombstone advertising or in accordance with standard industry practice. No person or entity, other than the Company or any of its subsidiaries or directors or officers of each of the foregoing, shall be entitled to make use of or rely upon the advice Westminster to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior consent of Westminster.

(b)

Research reports that may be prepared by research analysts at Westminster will, when and if prepared, be done solely on the merits or judgment of the research analysts of Westminster including but not limited to ratings, price targets or other views expressed by the research analyst.

(c)

Company hereby acknowledges that Westminster, for services rendered under this Agreement, makes no commitment whatsoever to make a market in any of the Company’s securities on any stock exchange or in any electronic marketplace. Any decision by Westminster to make a market in any of the Company’s securities shall be based solely on the independent judgment of Westminster’s management, employees, and agents.

(d)

Use of the Westminster’s name in annual reports or any other report of the Company or releases by the Company must have the prior written approval of Westminster unless the Company is required by law to include Westminster’s name in such annual reports, other report or release of the Company, in which event Westminster will be furnished with copies of such annual reports or other reports or releases using Westminster’s name in advance of publication by the Company, its affiliates or assigns.

         10. Limitation of Liability.

         In the absence of gross negligence or willful misconduct on the part of Westminster, Westminster shall not be liable to the Company or to any officer, director, employee, agent, representative, stockholder or creditor of the Company for any action or omission of Westminster or any of its officers, directors, employees, agents, representatives or stockholders in the course of, or in connection with, rendering or performing any services contemplated hereby.

         11. Indemnification.

         The Company agrees to indemnify Westminster in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.

         12. Termination.

         This Engagement Letter may be terminated at any time during the Engagement Period by Westminster upon five (5) days prior written notice to the Company, in the event that Westminster becomes aware of (i) any change in the business or operations of the Company which Westminster reasonably believes may adversely affect Westminster’s ability to render the services contemplated hereunder, (ii) any misrepresentation by the Company with respect to its business operations, assets, condition (financial or otherwise), results of operations or prospects of the Company, or (iii) any breach by the Company of its obligations under this Agreement.

         Unless otherwise provided for herein, in the event of termination (i) this Agreement shall become void, without liability on the part of Westminster or its affiliates, directors, officers or stockholders, (ii) Westminster shall be entitled to retain or receive compensation for services it has rendered, including payment for expenses it has incurred up to the date of such termination, or (iii) the Company’s indemnification of Westminster pursuant to Annex A shall remain in full force and effect.

         13. Discretion.

         Nothing contained herein shall require the Company to enter into any transaction presented to it by Westminster, which decision shall be at the Company’s sole discretion.

         14. Severability.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         15. Miscellaneous.

(a)

Any notice or communication between parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at 203 N. Wabash Avenue, Chicago, Illinois 60601 or if to Westminster, addressed to it at Westminster Securities Corporation, 100 Park Avenue, 28th Floor, New York, NY 10017. Such notice or other communication shall be deemed to be given on the date of receipt.

(b)

If Westminster shall cease to do business, the provisions hereof relating to duties of Westminster and compensation by the Company as it applies to Westminster shall thereupon cease to be in effect, except for the Company’s obligation of payment for services rendered prior thereto. This Agreement shall survive any merger of, acquisition of, or acquisition by Westminster and after any such merger or acquisition shall be binding upon the Company and the entity surviving such merger, acquisition or similar transaction.

(c)

This Agreement embodies the entire agreement and understanding between the Company and Westminster and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party.

(d)	This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and Westminster.

(e)

This Agreement shall be deemed made in New York. This Agreement and all controversies arising from or relating to performance under this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state’s rules concerning conflicts of law.

(f)

The Company hereby irrevocably consents to personal jurisdiction and venue in any court of the State of New York or any Federal court sitting in the County of New York for the purposes of any suit, action or other proceeding arising our of this Agreement or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, and hereby agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. The Company hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address set forth above, such service to become effective ten (10) days after such mailing. Each of the Company (on its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) and Westminster hereby waive any right to trial by jury with respect to any claim, proceeding, counterclaim or action arising out of this Agreement then the prevailing party in such action or proceeding, whether or not the action or proceeding proceeds to final judgment.

(g)

There is no relationship of partnership, agency, employment, franchise or joint venture between the parties. Neither party has the authority to bind the other or incur any obligation on its behalf. The Company hereby acknowledges that Westminster is not a fiduciary of the Company and that Westminster makes no representations or warranties regarding Company’s ability to secure financing, whether now or in the future.

(h)	Westminster may utilize the fact of its engagement hereunder in tombstone advertising, reproduction and/or news releases in accordance with standard industry practice.

(i)

This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) and shall be binding upon and inure to the benefit of the parties and their respective permitted successors, assigns and legal representatives.

(j)

No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by both parties. This Agreement may be executed in counterparts, each of which together shall be considered a single document.

(k)

All amounts payable to Westminster by the Company hereunder which are not paid with thirty (30) days of the dates payable shall accrue interest at a rate of twelve (12%) per annum from the date due until paid.

         If you are in agreement with the foregoing, please execute and return one copy of this letter of intent to Westminster, along with 350,000 shares of common stock and warrant for 175,000 shares of Company common stock and a wire transfer made payable to Westminster Securities Corporation in the amount of $ 2,000 in accordance with paragraphs three and seven above.

Sincerely, Westminster Securities Corporation By:____________________________ Name: John O’Shea Title: President By: ___________________________ Name: Samuel M. Chase Jr. Title: Managing Director

Agreed to and accepted this 20th day of December, 2002.

Stealth Medialabs, Inc.

By: __________________________
Name: Mr. Howard Leventhal
Title: Chairman and CEO

ANNEX A

INDEMNIFICATION

         Company hereby agrees to indemnify and hold harmless Westminster and its affiliates, their respective directors, officers, agents, employees and controlling persons, and each of their respective successors and assigns (collectively, the “Indemnified Persons”), to the full extent lawful, from and against any and all losses, claims, damages, judgments, assessments, costs, expenses and other liabilities (“Liabilities”) and shall periodically and promptly reimburse each Indemnified Person for all fees (including attorney’s fees and costs) and expenses (collectively “Expenses”) as they are incurred by them in investigating, preparing, pursuing, or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation, action, suit, proceeding or arbitration and whether or not brought by the Company or any affiliate thereof or any third party and whether or not any Indemnified Person is a party (collectively, “Actions”) which (A) are related to or arise out of actions or alleged actions taken or omitted to be taken (including without limitation any untrue statements or alleged untrue statements made or any statements omitted to be made) by the Company or (B) are otherwise related to or arise out of Westminster’s activities on the Company’s behalf or the advice or services rendered or to be rendered by any Indemnified Person hereunder; provided, however, the Company shall not be responsible for any Liabilities pursuant to clause (B) or this sentence which are determined by a court of competent jurisdiction in a final judgment which is no longer subject to appeal or further review to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person, and provided further, that the aggregate liability of the Indemnified Person, if any, hereunder, shall in no event exceed the total fees paid by the Company to Westminster under this Agreement. If the foregoing indemnification is unavailable to an Indemnified Person for any reason or insufficient to hold it harmless, the Company shall contribute to the Liabilities and Expenses for which such indemnification is held unavailable, (i) in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders, on the one hand, and Westminster, on the other hand, in connection with Westminster ‘s engagement hereunder or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, then in such proportion as is appropriate to reflect the relative benefits referred to in clause (i) and also the relative fault of the Company and Westminster with respect to such Liabilities, and any other relevant equitable considerations; provided, however, that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the fees actually paid Westminster hereunder. These reimbursement, indemnity and contribution obligations shall be in addition to any liability which the Company may otherwise have, and shall be binding upon and inure to the benefit of any of its successors, assigns, heirs and representatives. The Company also agrees that no Indemnified Person shall have any liability to the Company, its stockholders or any person asserting claims on behalf of the Company for or in connection with any advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any action or inaction by an Indemnified Person in connection therewith except, with respect to Westminster, for Liabilities (and related Expenses) of the Company that are determined by a court of competent jurisdiction in a final judgment no longer subject to appeal or further review to have resulted solely from Westminster ‘s gross negligence or willful misconduct in performing its services hereunder, provided that the aggregate liability of Westminster, if any, hereunder shall be limited to the total fees paid by the Company to Westminster under this Agreement.

The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Action referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933 as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this letter of Westminster’s engagement and (iv) whether or not Westminster shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.